Hostess Brands, Inc. Incentive Compensation Plan
for Exempt Employees

Introduction
The Hostess Brands, Inc. (the “Company”) Incentive Compensation Plan for Exempt Employees (the
“Plan”) provides the opportunity for compensation in addition to base salary to designated employees. The Plan is designed to motivate Participants (as defined below) to grow the business through increased sales, profitability and valuable contribution within their area of expertise. While employees play many different roles within the Company, the Company will only be successful if all employees are focused on achieving common goals, strive individually for functional excellence in their assigned roles and contribute to organizational excellence as a team. Participants may receive incentive compensation under the Plan (“Incentive Comp”) if the Company and Participants achieve certain designated results (the “Metric(s)”). The four Metrics under the Plan are EBITDA, Net Revenue, Free Cash Flow and Strategic Goals. EBITDA, Net Revenue and Free Cash Flow Metrics will be approved by the Talent and Compensation Committee (the “Committee”).

Administration
•The Plan will be administered by the Committee, which will have the full power and authority to interpret and administer the Plan. All decisions and determinations of the Committee shall be final, conclusive and binding. The Committee may delegate such duties or responsibilities to an officer of the Company as it deems desirable.

•The Plan year begins on January 1st and ends on December 31st. Except as otherwise set forth herein, the calculation of any Incentive Comp payments will be based on a Participant’s Incentive Comp level (defined as a percentage of base salary) and base salary at the end of the Plan year. Participants are assigned an Incentive Comp level based on their position or specified in their offer letter. For example, if a Participant’s base salary at the end of the Plan year is $100,000 and that employee has a 20% Incentive Comp level, the Incentive Comp target for that Participant would be $100,000 x 20% or $20,000.

•The Committee shall determine the extent to which EBITDA, Net Revenue and Free Cash Flow Metrics are achieved.

Funding
•    Attainment of not less than 93% of the Company’s Annual Operating Plan (“AOP”) established EBITDA must be achieved in order to establish funding for Incentive Comp payments under any Metric to occur (“EBITDA Funding”). If EBITDA Funding is achieved, the Plan will fund 50% based on EBITDA and 50% based on Net Revenue Metrics. Funding for each of these Metrics is independent and will be calculated based on the schedule below.

•The EBITDA and Net Revenue Metrics will fund on the following schedule, subject to the Company’s discretion, as described below:

% of EBITDA/Net Revenue Achieved	% Funded
Below 93%	0%
93%	40%
94%	50%
95%	60%
96%	65%
97%	75%
98%	85%
99%	95%
100%	100%
-	-
105%	150%
-	-
110%	200%

Plan will fund incrementally at the rate 10% for every 1% of EBITDA or Net Revenue achieved over 100%, up to a total funding of 200% performance against AOP.

Allocation and Payout
•For purposes of determining a Participant’s Incentive Comp, Plan Metrics will be weighted as follows:

For Participants (as defined below) who are members of the Company’s Leadership Team (the Company’s Chief Executive Officer (“CEO”), the CEO’s direct reports and others as designated by the CEO):
•30% - EBITDA
•35% - Net Revenue
•15% Free Cash Flow
•20% - Strategic Goals (functional or individual goals as applicable)

For all other Participants:
•35% - EBITDA
•35% - Net Revenue
•10% Free Cash Flow
•20% - Strategic Goals (functional or individual goals as applicable)

•The possible allocation and payout for each of the EBITDA, Net Revenue and Free Cash Flow Metrics will be based on the following schedule:

% Achieved	% Possible Allocation/Payout
Below 93%	0%
93%	40%
94%	50%
95%	60%
96%	65%
97%	75%
98%	85%
99%	95%
100%	100%
-	-
105%	150%
-	-
110%	200%
Possible allocation and payout will increase 10% for every 1% of the applicable metric achieved over 100%, up to a total payout of 200% performance against AOP.

•The Strategic Goals Metric will be based on actual performance against established goals, such as revenue growth, cost control, environmental, social, and governance (“ESG”) metrics, case or dollar volume, specific tasks to be accomplished, etc.

oMaximum of 3 goals are set by the functional Manager near the start of the Plan year, with the weighting of each Strategic Goal as determined by the Company in its sole discretion.

•Notwithstanding any term or condition contained in this Plan to the contrary,

oThe Committee may adjust the performance results for any Metric on account of extraordinary items or other events, as the Committee deems appropriate.

oAny and all Incentive Comp payouts under this Plan will be determined by the Company in its sole discretion. The Company may adjust Incentive Comp payouts up or down (or reduce or eliminate any Participant’s Incentive Comp payout) on account of overall individual or functional team performance, regardless of the extent to which any Metric has been achieved (“Incentive Comp Adjustments”); provided, however, that any Incentive Comp Adjustments for Senior Vice Presidents and above must be approved by the Committee. Company achievement of the EBITDA, Net Revenue or Free Cash Flow Metrics does not guarantee payment hereunder to any Participant.

oIn the event that EBITDA Funding is not achieved, thereby disallowing funding under the Plan, the CEO may recommend to the Committee, for its approval, that a pool equal to up to 10% of target Incentive Comp, be distributed to deserving employees, at the discretion of the CEO or, in the case of executive officers, the Committee, at the time Incentive Comp payments would otherwise be paid pursuant to this Plan. In no event shall this provision result in the payment of more than 100% of the target Incentive Comp to any single Participant.

Re-Allocation
Any Funded Amounts that are not paid to Participants due to a Participant’s failure to achieve Strategic Goals Metrics or due to Incentive Comp Adjustments (the “Un-Allocated Funds”) may be re-allocated by the CEO (or others within the Company as delegated by the CEO) to other Participants who met or exceeded expectations during the Plan year; provided, however, that, no Participant may receive a payout of greater than 200% of such Participant’s target Incentive Comp opportunity under the Plan in any Plan year; and provided further that any re-allocation of Un-Allocated Funds to Senior Vice Presidents or above must be approved by the Committee.
Eligibility
For purposes of the Plan, “Participants” means employees who are designated as full time (30 hours or more), exempt (salaried), are in a position that has been designated as eligible for Incentive Comp under this Plan and do not participate in any other annual incentive compensation plan.

Employees are eligible to participate in the Plan if they meet the following criteria:

•Employees who commence employment or are promoted to an eligible position after January 1st and prior to October 1st of a Plan year will be eligible to participate in the Plan for that year. Incentive Comp will be pro-rated based upon their service date.
•Employees who remain employed by the Company but are transferred out of an eligible position on or before June 30th are not eligible to receive an Incentive Comp payment under the Plan for the year of transfer. Employees who are transferred out of an eligible position after June 30th will continue to be eligible to receive an Incentive Comp payment for the year of transfer, based on the portion of the Plan year the employee was employed in an eligible position.

•Employees hired or promoted from a non-Incentive Comp eligible position to an Incentive Comp eligible position on or after October 1 of a Plan year will not be eligible for Incentive Comp for that year.

•An Employee must be an active employee of the Company and on the payroll as of the date on which the applicable Incentive Comp is paid. For the avoidance of doubt, Funded Amounts previously identified and accrued (in the Plan year financial statements) for Participants who terminate employment after December 31 of a Plan year, but before the payout date, can be pooled for re-allocation with the Unallocated Funds.

•As consideration for being eligible for receipt of Incentive Comp in any Plan year, an employee must have executed and delivered to the Company a mutually agreed form of Confidentiality Agreement and any other agreement requested by the Company in connection with such employee’s employment.

Eligible Income
•Any sums paid to a Participant that are other than base salary payments will not be included in an Incentive Comp payment calculation.

•The Incentive Comp payment will be pro-rated for any approved unpaid leave of absence lasting 4 consecutive weeks or more, to the extent permitted by law.

•If during a Plan year, an employee becomes Incentive Comp eligible after January 1st and prior to October 1st, or changes from Incentive Comp eligible to non-Incentive Comp eligible after June 30th, actual salary for the period of employment, while in an Incentive Comp eligible position, paid during the Plan year will be the salary used for Incentive Comp calculation purposes. Thus, a person who has been hired at a base salary of $100,000 on September 30 and was paid $25,000 in salary (1/4 of base salary for working 1/4 of the year) during the Plan year and had a 20% Incentive Comp level, assuming 100% of each Metric is achieved, would be eligible for an Incentive Comp payment of $25,000 x 20% or $5,000 for the short year.

Payment of Incentive Comp under the Plan
Incentive Comp will be paid, if at all, after completion of the audit by the Company’s independent auditor of the annual financial statements for the applicable Plan year, which the Company anticipates, but cannot ensure, will be around the middle of March of the successive year.

Amendment and Termination of the Plan
The Company reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time without advance notice to or prior approval of the Plan Participants. Eligibility for participation in the Plan in one year does not confer upon any participant eligibility to participate in any subsequent year.

Additional Information
•Incentive Comp payments will not be treated as compensation for purposes of any of the Company’s employee benefit plans or programs, unless otherwise provided in such employee benefit plan or program.

•Participation in the Plan is not a guarantee of any particular level of compensation or of continued employment for any period. Nothing in the Plan interferes with the Company’s right to terminate any employee’s employment for any reason or no reason at any time.

•The Company will withhold from any payments under the Plan an amount to satisfy applicable federal, state and local tax withholding requirements. Payments under the Plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code. However, the Company shall not be liable for any taxes, penalties, interest or other expenses that may be incurred by a participant on account of non-compliance with Section 409A of the Code.

•The Plan will be construed, administered and governed in all respect in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.